Exhibit 10.51

2006 Management Incentive Plan

The Management Incentive Plan (the “Plan”) for TriQuint Semiconductor, Inc. (the “Company”) is designed to compensate key employees that contribute to the growth and success of the company.

Eligibility—All Officers of the company, except those on a commission plan, are eligible and are automatically nominated into the plan.

The 2006 Officer incentive targets are as follows:

Position	Incentive Target (as a % of annual base salary)
Officer	15%

The payout can range from 0 to 22.5% of annual base salary, contingent on achievement of company and individual/shared team performance criteria.

Eligibility—Non-Officers

Employees Grade 24 or above are eligible for nomination into the plan, unless they are on a commission plan. Nominations occur as soon as practicable in the Plan year. Officers recommend employees within their organizations based on overall plan affordability, the scope of the employee’s positional responsibilities and the individual’s potential to favorably impact results of the Company. The CEO reviews and approves the final list of non-officer participants.

The 2006 non-officer incentive targets are as follows:

Position	Incentive Target (as a % of annual base salary)
Employees Grade 24 and above	10%

The payout can range from 0 to 15% of base salary for non-officer Plan participants contingent on achievement of company and individual/shared team performance criteria.

Performance Criteria

The incentive is earned based on achievement of the following:

Component	Performance Criteria	Weight
Operating Profit*	Below 100% of plan = no payout 100% of plan = 100% payout 200% of plan = 200% payout	50%
Results	Shared team goals (based on Business Unit/Group achievement)	50%

*	Operating profit is based on GAAP operating income, adjusted for certain one time gains and/or charges (severance, impairment, restructuring costs, acquired in-process R&D, first year gains or losses of any acquired or divested entities, etc). Stock option expensing will be excluded from the plan prior to July 2006 and will be reviewed for inclusion or exclusion from the plan payout calculations for bonus periods subsequent to that date.

Operating Profit Component

A participant can earn up to 200% of the operating profit portion of the incentive. The target for operating profit at 100% of plan must be reached before the operating profit component of the program will payout. After the operating profit target is achieved, the payout is linear (i.e. at 110% of operating profit target an employee receives 110% of the operating profit portion of the incentive; at 175% of operating profit target employee receives 175% of the operating profit portion of the incentive).

Results Component

A participant can earn up to 100% of the results portion of the incentive. If operating profit is below 80% of plan there is no payout of the results portion of the incentive. If operating profit is greater than or equal to 80% of plan the payout is based on achievement of the results portion of the incentive.

Goals

The achievement of results is based on review of performance against pre-established goals. Officers submit their group’s results goal detail to the CEO as soon as practicable in the plan year for review and approval.

The Business Unit/Group officer is responsible for tracking and monitoring goal achievement. As soon as possible after the end of each incentive period, the Business Unit/Group officer will report their group’s goal achievement to the CEO for review and approval. The CEO has final authority to approve goal achievement and payouts.

In the event conditions outside of the control of the plan participants have changed during the incentive period in such a way that one or more of the specific result goals are no longer appropriate to the intent of the plan, the CEO has the authority to adjust the results payout for those individuals impacted.

Incentive Periods

There are two incentive periods during the year for which performance criteria are established and achievement is reviewed. The incentive periods are January 1—June 30 and July 1—December 31.

Payment & Timing

As soon as practicable following an incentive period, operating profit achievement for the incentive period is determined.

The officer is responsible for submitting the Business Unit/Group’s achievement of the pre-established team goals as soon as practicable following the end of each incentive period.

Once achievement of all performance criteria is reviewed and approved by the CEO, payment will be processed in the next regular pay cycle. The overall achievement of performance criteria, stated as a percentage of pay, is applied to base earnings received during the 6 month incentive period.

The participant must be in a regular, active employment status on the date payment is made in order to receive payment. If a plan participant changes job responsibility during an incentive period the participants eligibility will be reviewed for continued participation in the plan.

In the event of a change in job responsibility, the participant’s eligibility will be reviewed. If no longer eligible due to change a change in job responsibility, the participant will receive a pro-rated portion of the payout, based on actual achievement, for the portion of the bonus period in which the participant was eligible. If the participant remains eligible after the job change, the results payout will be pro-rated between the two results goals.

Communications

Participants nominated into the plan will receive a full copy of these guidelines. Officers are responsible for communicating the approved goals to their Business Unit/Group participants as soon as possible within the incentive period.

Miscellaneous Provisions

This plan does not constitute a guarantee of employment and is subject to amendment, including but not limited to plan terms and conditions and eligibility, or termination, with Board of Director approval.